Exhibit 1.01
Conflict Minerals Report
for the year ended December 31, 2018
The date of filing of this Conflict Minerals Report is May 30, 2019

I. Introduction

Unless the context indicates otherwise, the terms “we,” “its,” “us,” and “our” refer to Masco Corporation and its consolidated subsidiaries. The “Conflict Minerals Rule” means, collectively, Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD. As used in this Conflict Minerals Report and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to their location of origin.

Masco Corporation has included this Conflict Minerals Report for the year ended December 31, 2018 as an exhibit to its Form SD pursuant to the Conflict Minerals Rule. We do not incorporate the information contained on our website into this Conflict Minerals Report or the Form SD, and such information should not be considered part of this Conflict Minerals Report or our Form SD.

II. Applicability of the Conflict Minerals Rule to our Business

We are a global leader in the design, manufacture and distribution of branded home improvement and building products. We are subject to the Conflict Minerals Rule because a portion of the products that we manufacture or contract to manufacture contains 3TG that are necessary to the functionality or production of the products. Each of our in-scope products contains one or more of the 3TGs.

We do not directly source 3TG from mines, smelters or refiners, and we believe that we are, in most cases, many levels removed from, and have limited influence over, these market participants. However, through the efforts described in this Conflict Minerals Report, and as part of our reasonable country of origin inquiry and due diligence processes, we endeavored in good faith to determine if any of the 3TG necessary to the functionality or production of the products that we manufactured or contracted to manufacture originated in the Democratic Republic of the Congo (“DRC”) or any adjoining country (as defined in the Conflict Minerals Rule) and, if so, whether the 3TG was obtained from sources that directly or indirectly financed or benefited an armed group (as defined in the Conflict Minerals Rule) in the DRC or an adjoining country.

III. Our Conflict Minerals Policy

We have adopted and communicated to our suppliers a Conflict Minerals policy (the “Conflict Minerals Policy”). Our Conflict Minerals Policy is part of our Supplier Business Practices Policy, which is available at http://masco.com/suppliers-policy/. This policy also is referenced in our purchase order terms and conditions.

Our Conflict Minerals Policy states our expectations that our suppliers source 3TG from suppliers that meet the requirements of our Supplier Business Practices Policy, implement traceability measures for 3TG and provide us with all requested information, including information about all suppliers in their supply chains, so that we can comply with the Conflict Minerals Rule.

We do not support the embargoing of 3TG from the DRC region; we support continued responsible sourcing from the region.

IV. Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” (“RCOI”) covering 2018.

We designed our RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that we manufacture or contract to manufacture. To the extent applicable, for our RCOI, we utilized the same processes and procedures that we used for conducting our due diligence, particularly Steps 1 and 2 of the OECD Due Diligence Guidance (as defined below), which are described below in this Conflict Minerals Report. Our outreach included those suppliers that we identified as having provided us with components, parts or products that contain or may contain 3TG.

To identify and assess risk in our supply chain, we determined which of our products and vendors were potentially in-scope for purposes of the Conflict Minerals Rule through review of product specifications, bills of material, supplier inquiries and other relevant information. We used the Conflict Minerals Reporting Template (“CMRT”), developed by the Responsible Minerals

Initiative (the “RMI”), to identify smelters and refiners in our supply chain, and we requested that our direct suppliers that provided us with components, parts or products containing, or that we believe may have contained, 3TG, submit information to us by completing the CMRT. The information requested included the usage and processing source of 3TG in each supplier’s components, parts and products, as well as information concerning the supplier’s related compliance efforts.

Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we were required to conduct due diligence for 2018. Our due diligence efforts are discussed below.

V. Design of Due Diligence Measures

We designed our due diligence measures relating to 3TG to conform, in all material respects, with the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Due Diligence Guidance”). As described in this section and below under “Due Diligence Program Execution,” our diligence process included all five steps of the OECD Due Diligence Guidance, as follows:

Step1: Establish strong company management systems

Step 2: Identify and assess risks in the supply chain

Step 3: Design and implement a strategy to respond to identified risks

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

Step 5: Report annually on supply chain due diligence

VI. Due Diligence Program Execution

We performed the following due diligence measures for the 2018 reporting period, or continually perform such measures on an ongoing basis, corresponding with the steps in the OECD Due Diligence Guidance:

Step 1: Establish strong company management systems

a.	3TG compliance team

We have a 3TG compliance team that includes individuals from the appropriate domestic and international business units and departments, including compliance, finance, procurement, sales, and legal. Leadership of the 3TG compliance team resides with our Director - Global Supply Chain Services. The team includes the involvement of other individuals in upper management roles, including our Vice President, Chief Financial Officer, our Vice President of Masco Operating System, and our Vice President, General Counsel, to ensure critical information, including the Company’s Conflict Minerals Policy, reaches relevant employees and suppliers.

We also retained a third-party information management service provider to complement our internal management processes (the “Service Provider”) and communicate with our suppliers regarding our Conflict Minerals Rule compliance. Certain of the procedures described in this Conflict Minerals Report were performed by the Service Provider on our behalf.

In addition, specialist outside counsel assists with certain aspects of our compliance program.

b.	Conflict Minerals Policy

Our Conflict Minerals Policy, which is incorporated into our Supplier Business Practices Policy, is communicated both internally and externally to our direct suppliers. In addition, our Supplier Business Practices Policy is publicly available in multiple languages on our website.

Under our standard supplier contracts and purchase order terms and conditions, suppliers are required to comply with our Supplier Business Practices Policy. Because our Conflict Minerals Policy is part of our Supplier Business Practices Policy, our suppliers are therefore required to comply with it under our standard terms and conditions.

Our Supplier Business Practices Policy states that we encourage responsible sourcing and do not discourage suppliers from sourcing from the DRC region, to the extent that they are doing so responsibly.

c.    Internal engagement

We train our 3TG compliance team and other relevant internal personnel on the Conflict Minerals Rule, the OECD Due Diligence Guidance and our compliance plan, including the goals of our program and our reporting obligations as a supplier and a reporting company under the Exchange Act.

d.    Supplier engagement

We furnish our direct suppliers with an overview of the Conflict Minerals Rule and other training materials. Certain of the overview materials have been translated into multiple languages. We also furnish our direct suppliers with the CMRT to gather information about the usage and processing sources of 3TG in their materials and products and related compliance efforts. In-person supplier trainings were conducted in Asia to educate a portion of our supply base on our Supplier Business Practices Policy, including the Conflict Mineral Rule, to help ensure the quality and completeness of the CMRTs received from our suppliers.

e.    Records management

We have a formal records maintenance process under which we will maintain records relating to our 3TG compliance program for five years, in accordance with the OECD Due Diligence Guidance recommended record retention guidelines.

Step 2: Identify and assess risks in our supply chain

a. Identified in-scope products

Our 3TG compliance team conducted a review of the products manufactured or contracted to be manufactured by us during the 2018 reporting period, to identify products that should be deemed in-scope, or potentially in-scope, for purposes of our supplier outreach and reporting.

b. Conducted RCOI

We utilized the industry-developed CMRT to survey our suppliers for conflict minerals information. We requested this information from the suppliers who provided materials or components for the products deemed in-scope, or potentially in-scope, by our 3TG compliance team. We then reviewed the completed responses and, where appropriate, followed up with suppliers that did not fully respond to our request or submitted a response that we believed to be inconclusive, incomplete or erroneous, or that triggered other specified quality control concerns. We then evaluated the responses from the CMRTs submitted by our suppliers to determine our reporting obligation, required due diligence and other appropriate follow up action. See Appendix A for a list of smelters and refiners and countries of origin identified through the RCOI process.

c. Completed additional follow-up

We contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date and direct suppliers that did not provide complete responses. We also worked to clarify and validate the accuracy of information provided by our suppliers.

d. Smelter assessment and validation

To the extent that a completed response identified a smelter or refiner, we reviewed this information against the lists of “Conformant” and “Active” (as these terms are defined on Appendix A) smelters and refiners and country of origin information designated by the RMI’s Responsible Minerals Assurance Process (“RMAP”). The RMAP manages independent, third-party audits of smelters and refiners to determine which can be validated as having systems in place to ensure the minerals are responsibly sourced according to the OECD Due Diligence Guidance. To the extent that a smelter or refiner identified by a direct supplier was not listed as Conformant, we consulted publicly available information to attempt to determine whether that smelter or refiner is known to obtain 3TG from sources that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

Our Service Provider maintains a database of smelter aliases to reconcile suppliers’ smelter lists to the list of RMI smelters and refiners. We utilized this database in connection with our due diligence. We also cross-checked identified smelters and refiners against the lists published by the RMI, London Bullion Market Association (the “LBMA”), and the Responsible Jewellery Council (the “RJC”). If an identified entity was not present on those lists, we or the Service Provider either attempted to contact the listed entity or contacted the RMI to determine whether that entity was a smelter or refiner.

Step 3: Design and implement a strategy to respond to identified risks

Our risk management plan included the following:

a.	Reported to senior management; Designed and implemented a plan

Our 3TG compliance team reported the findings of its supply chain risk assessment to senior management with oversight for our compliance program (as described earlier in this Conflicts Minerals Report). We reviewed these findings and the 3TG compliance team’s plans to respond to the risks identified in the due diligence process. The plans included directly communicating with suppliers and smelters and further developing steps to improve our due diligence process, as described below and under “Steps to Improve Due Diligence.”

For risk mitigation, we used our risk rating criteria to evaluate each supplier based on the content and quality of the responses provided within its CMRT, as well as any additional documentation provided to support those responses. The resulting risk ratings are used to develop specific supplier outreach and training to address the identified risks and to take corrective actions with suppliers found not in compliance with our Conflict Minerals Policy. This flexible approach enables us to tailor the response to the risks identified.

We also conducted smelter assessment and validation as described above in Step 2, under “Smelter assessment and validation.”

b.	Smelter and refiner assessment, validation and improvement

We utilized information made available by the RMI to its members to monitor smelter and refiner improvement. In addition, as noted above, our Service Provider maintains a database of smelter aliases that was used to reconcile suppliers’ smelter lists to the RMI’s list of smelters and refiners. For smelters that were not Conformant, we sent a communication to encourage their participation in the RMAP.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

We used and relied on information provided by the independent third-party audit programs of the RMI, LBMA and RJC to verify Conformant or equivalent status of the smelters and refiners identified during our due diligence. For smelters and refiners that were not listed as Conformant, we sent a communication to encourage participation in the RMAP and requested the smelter or refiner to provide the mines and locations from which it sources to assist in identifying all countries of origin.

We are a member of the RMI and, as such, carry out and support third party audits of smelters and refiners through our membership. As a member, we have relied on the RMI to determine the country of origin of 3TG in our products in addition to our own efforts of reaching out to smelters and refiners.

Step 5: Report annually on supply chain due diligence

We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the SEC and make them available on our website at http://investor.masco.com/investor-relations/financial-information/sec-filings/default.aspx.

VII. Product Information

Notwithstanding our due diligence efforts, due to the challenges of tracing a multi-tier supply chain, for 2018, we were unable to determine the origin of at least a portion of the 3TG contained in each of the products that we manufactured or contracted to manufacture to the extent that the 3TG were necessary to the functionality or production of the products. The in-scope product categories included the categories described below. However, not all of our products in each of these categories were in-scope for purposes of our compliance with the Conflict Minerals Rule.

Plumbing Products: Faucet, bathing and showering devices, including faucets, showerheads, handheld showers, valves; tub and shower systems, bath and shower enclosure units, shower trays and toilets; spas and exercise pools and systems; and brass and copper plumbing system components and other plumbing specialties.

Decorative Architectural Products: Decorative and outdoor lighting; cabinet, door and window hardware; and decorative bath hardware and shower accessories.

Cabinets Products: Cabinetry for kitchen, bath, storage, home office and home entertainment applications.

Windows and Other Specialty Products: Vinyl, fiberglass and aluminum windows and patio doors, windows and doors that combine a wood interior with a fiberglass exterior and composite and panel doors.

For a further discussion of these products, see our Annual Report on Form 10-K for the year ended December 31, 2018. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

We have made efforts to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that our direct suppliers provide us with a completed CMRT. Where a smelter or refiner was identified, we also reviewed information made available by the RMI to its members and publicly available information, in each case to the extent available, to try to determine the mine or location of origin.

The facilities listed in Appendix A have been identified by our direct suppliers as having processed the necessary 3TG contained in our products. The facilities listed in Appendix A may not be all of the smelters and refiners in our supply chain, since our direct suppliers did not identify the facilities that processed some of the necessary 3TG content contained in our in-scope products, and since we did not receive responses from all of our direct suppliers. In addition, not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products, since some suppliers may have reported to us smelters and refiners that were not in our supply chain, due to over-inclusiveness in the information received from their suppliers or for other reasons.

VIII. Steps to Improve Due Diligence

In addition to the due diligence steps that we took for the 2018 reporting period, which we intend to continue to take for the 2019 reporting period to the extent applicable, we will endeavor to improve our due diligence for the 2019 reporting period by:

•	Enhancing our training programs to educate suppliers on our Supplier Business Practices Policy, which will include training on the Conflict Minerals Rule;
•	Evaluating supplier communications to ensure clarity, and providing these communications in multiple languages;
•	Considering whether updates to the Conflict Minerals Policy are appropriate to help ensure alignment with market practice and advances in traceability;
•	Improving our communications regarding our sourcing expectations to new suppliers during the onboarding process, including disseminating our Supplier Business Practices Policy to them;
•	Emphasizing to our new suppliers during the onboarding process that we do not support the embargoing of 3TG from the DRC region, but that we do support their responsible sourcing from the region; and
•	Evaluating methods. in addition to reviewing information available by the RMI, to determine country of origin information, including directly contacting smelters that have not been audited.

Appendix A
Capitalized terms used and not otherwise defined in this Appendix have the meanings indicated in our Conflict Minerals Report.
Smelter and Refiner and Country Location Information.
In connection with our reasonable country of origin inquiry and due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products for 2018. Our Conflict Minerals Report and the notes that accompany the table contain additional information concerning the information in the table.
Over 98% of the 61 identified smelters on this Appendix were listed as Conformant (as defined below).

RMI Metal	RMI Standard Smelter Name	RMI Country	Status
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Conformant
Gold	Caridad	MEXICO	Known
Gold	Dowa	JAPAN	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	Umicore Precious Metals Thailand	THAILAND	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	PT Aries Kencana Sejahtera	INDONESIA	Conformant
Tin	CV United Smelting	INDONESIA	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Bangka Tin Industry	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Conformant
Tin	PT DS Jaya Abadi	INDONESIA	Conformant

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Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Panca Mega Persada	INDONESIA	Conformant
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	PT Tommy Utama	INDONESIA	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Tin Company Limited	CHINA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Inti Stania Prima	INDONESIA	Conformant
Tin	CV Ayi Jaya	INDONESIA	Conformant
Tin	CV Dua Sekawan	INDONESIA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	PT Bangka Prima Tin	INDONESIA	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tungsten	A.L.M.T. Corp.	JAPAN	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	Conformant

We note the following in connection with the information in the table:

(a)    All information in the table is as of April 30, 2019.

(b)
“Conformant” means that the smelter or refiner is on an RMI list that includes the names, locations and links to responsible sourcing policies of all smelters or refiners that are conformant with the RMI’s RMAP assessment protocols. Smelters and refiners with a “re-audit in progress” are still considered to be RMAP conformant. Included smelters or refiners were not necessarily Conformant for all of 2018 and may not continue to be Conformant for any future period.

(c)	“Known” means the smelter or refiner is not listed as “Conformant” or “Active.”

(d) “Active” means that the smelter or refiner is on RMI’s list as a participant in the RMAP and has committed to undergo an RMAP assessment. Smelters and refiners are identified as Active in the RMAP once they have scheduled the assessment date. For 2018, none of the identified smelters or refiners were listed as Active.

(e)    “Country Location” is the country in which the listed smelter or refiner is located.

(f)	The compliance status and smelter or refiner location reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

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Country of Origin Information

The countries of origin of the 3TG processed by the Conformant smelters and refiners listed above may have included countries in each of the categories listed below, as well as possibly other countries. The countries below are sorted by risk level. Our country of origin determinations were based on information made available by the RMI to its members.

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries: Australia, Austria, Benin, Bolivia, Brazil, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, Ghana, Guinea, Guyana, India, Indonesia, Laos, Madagascar, Malaysia, Mali, Mauritania, Mongolia, Myanmar, Nicaragua, Niger, Nigeria, Peru, Portugal, Russia, Sierra Leone, Swaziland, Taiwan, Thailand, Togo, United Kingdom, and United States.

L3 - The DRC and its nine adjoining countries (applicable countries of origin only): Burundi, Rwanda and Uganda.

DRC - The Democratic Republic of the Congo.

In addition, some of the listed Conformant smelters and refiners may have processed 3TG originating from recycled or scrap sources.

For 2018, we were not able to determine the country of origin of the 3TG processed by any of the smelters or refiners listed as Known.

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